EXHIBIT 3.2

BY-LAWS

OF MYTREAT, Inc.

A NEVADA CORPORATION

ARTICLE I - REGISTERED AGENT AND REGISTERED OFFICE

Section l. The registered office of the corporation in the State of Nevada shall be at the office of its registered agent, Registered Agents, Inc

Section 2. The corporation may also have offices at such other places as the Board of Directors may from time to time designate, in any State or Country around the world.

ARTICLE II – SEAL

Section l. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Nevada" or "Seal Nevada".

ARTICLE III - STOCKHOLDERS MEETINGS

Section l. Meetings of stockholders may be held at any place, either within or without the State of Nevada and the USA, as may be selected from time to time by the Board of Directors.

Section 2. Regular Meetings: Regular meetings of the stockholders shall be held without notice according to the schedule of the regular meetings of the stockholders which shall be distributed to each stockholder at the first meeting each year. The regular meetings shall be held at such place as shall be determined by the Board. Regular meetings shall not be required if deemed unnecessary by the Board.

Section 3. Election of Directors: Elections of the Directors of the corporation need not be by written ballot, in accordance with the Nevada General Corporation Law (DGCL).

Section 4. Special Meetings: Special meetings of the stockholders may be called at any time by a majority vote of the Board of Directors or by a written shareholder consent constituting at least 51% of the Corporation’s outstanding shares. Upon the Board of Directors written request to duly call a special meeting, it shall be the duty of the secretary or other such designated officer or director to fix the date, place and time of the meeting, to be held not more than thirty days after the receipt of the request, and to give due notice thereof to all the persons entitled to vote at the meeting.

Business at all special meetings shall be confined to the objects stated in the call and the matters germane thereto.

Written notice of a special meeting of stockholders stating the time and place of the meeting, and the object thereof, shall be given to each stockholder entitled to vote at least 15 days prior, unless a greater period of notice is required by statute in a particular case.

Special meetings are not required to be held at the request of shareholders: (a) with respect to any matter, within 12 months after any annual or special meeting of shareholders at which the same matter was included on the agenda, or if the same matter will or to be included on the agenda at an annual meeting to be held within 90 days after the receipt by the corporation of such request (the election or removal of directors would be deemed the same matter with respect to all matters involving the election or removal of directors; (or) (b) if the purpose of the special meeting is not a lawful purpose or if such request violates applicable law.

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Section 5. Quorum: A majority of the outstanding shares of the corporation entitled to vote, represented in a person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares entitled to vote is represented at a meeting, a majority of the shares so represented, may adjourn the meeting at any time without further notice. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 6. Proxies: Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after one year from its date, unless the proxy provides for a longer period, as allowable by law.

A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. All proxies shall be filed with the Secretary of the meeting before being voted upon.

Section 7. Notice of Meetings: Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 8. Consent In Lieu of Meetings: Any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. With respect to the foregoing, the Board shall adopt a resolution fixing a record date within ten (10) days of the date on which the notice or request is received. The record date shall not be more than ten (10) days after the date of the adoption of such resolution.

Section 9. List of Stockholders: The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. No share of stock of which any installment is due and unpaid shall be voted at any meeting. The list shall not be open to the examination of any stockholder, for any purpose, except as required by Nevada law. The list shall be kept either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

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Section 10. Proposals/Advance Notice of Proposals: Only a shareholder of record may make a shareholder proposal, including nominations of persons for election to the Board of Directors. The shareholder of record is required to provide timely and proper written notice to the corporate secretary of the Corporation or the Corporation’s Board of Directors. Timely and proper notice is defined herein as the receipt of advance notice is received no earlier than 120 calendar days and no later than 90 calendar days, prior to the first anniversary of the preceding year’s annual meeting. The advance notice provisions contained herein are applicable to all shareholder proposals regardless of whether the shareholder is seeking to have the proposal included in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 or whether the shareholder intends to prepare and mail his or her own proxy statement. The Shareholder Notice shall be proper in form and content, as follows: (a) the shareholder giving notice requires the following: (i) the proposing shareholder’s name and address as they appear on the Corporation’s books; (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholders and also which are owned of record by such shareholder; (iii) any derivative, short, hedged or other economic interest in the shares of the Corporation held by each shareholder, which information is required to be supplemented by such shareholder not later than ten (10) calendar days after the record date of the meeting to disclose such ownership as of the record date; (iv) whether and to what extent any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such shareholder with respect to any shares of the capital stock of the corporation, with regard to whether such transaction is required to be reported or disclosed to the SEC; (v) a represented as to whether the shareholder intends to solicit proxies; (vi) a representation as to whether such shareholder intends to appear in person or by proxy at an annual meeting to bring he proposal before the meeting; (vii) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) pursuant to which the nomination(s) and other proposals are to be made by such shareholder; and (viii) such other information regarding the shareholder in his or her capacity as a proponent of a shareholder proposal that would be required to be disclosed in a proxy statement other filing with the SEC required to be made in connection with the contested solicitation of proxies pursuant to the SEC’s proxy rules; (b) as to each person whom the shareholder proposes to nominate for election or re-election as a director, the advance notice require the following: (i) the name, age, business address and residence address of the director nominee; (ii) the principal occupation or employment of the director nominee; (iii) the class or series and number of share of capital stock of the corporation which are owned beneficially or of record by the director nominee; (iv) such persons’ executed written consent to being named in the proxy statement as a nominee and to serve as director if elected; and (v) all other information relating to such person that would be required to be disclosed in a proxy statement or other filing with the SEC required to be made in connection with the solicitation of proxies and the election of directors in a contested election pursuant to the SEC’s proxy rules; and (c) with respect to proposals other than the nomination of candidate for election to the Board, the advance notice requires: (i) description of the business desired to be brought before the meeting, including the text or business and the text of any resolutions proposed for consideration; (ii) in the event that the proposed business includes a proposal to amend the Corporation’s bylaws, the complete text of the proposed amendment; (iii) the reasons or the business that is proposed to be brought before the annual meeting; and (iv) any material interest of the proposing shareholder in such business, including any anticipated benefit to the shareholder from the approval of such business.

Section 11. Annual Meetings. There is no requirement that an annual meeting be held at a fixed date.

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ARTICLE IV – DIRECTORS

Section 1. The business and affairs of this corporation shall be managed by its Board of Directors. Each director shall be elected for a term of one year, and until his successor shall qualify or until his earlier resignation or removal.

Section 2. Regular Meetings: Regular meetings of the Board of Directors shall be held without notice according to the schedule of the regular meetings of the Board of Directors which shall be distributed to each Board member at the first meeting each year. The regular meetings shall be held at such place as shall be determined by the Board. Regular meetings, in excess of the one Annual meeting (Art. III Sec. 2) shall not be required if deemed unnecessary by the Board.

Section 3. Special Meetings: Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors on 5 days’ notice to all directors, either personally or by mail, courier service, E-Mail or telecopy; special meetings may be called by the President or Secretary in like manner and on like notice by written request to the Chairman of the Board of Directors.

Section 4. Quorum and Adjournment: A majority of the total number of directors shall constitute a quorum of any regular or special meetings of the Directors for the transaction of business. Regardless of whether or not a quorum is present, the chairman of the meeting or the holders of a majority of the shares present and entitled to vote may adjourn the meeting.

Section 5. Consent In Lieu of Meeting: Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. The Board of Directors may hold its meetings and have an office or offices anywhere in the world, within or outside of the state of Nevada.

Section 6. Conference Telephone: Directors may participate in a meeting of the Board, of a committee of the Board or of the stockholders, by means of voice conference telephone or video conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in this manner shall constitute presence in person at such meeting.

Section 7. Compensation: Directors as such shall not receive any stated salary for their services, but by resolution of the Board, a fixed sum per meeting and any expenses of attendance, may be allowed for attendance at each regular or special meeting of the Board. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation, therefore.

Section 8. Removal: A director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, in accordance with the laws of Nevada. This provision requires that any removal for cause includes only the following triggering events within the definition of “for cause”, as follows: (a) the director’s conviction, including a nolo contendere plea, of a serious felony involving: (i) moral turpitude or (ii) a violation of federal or state securities laws, excluding any conviction based entirely on vicarious liability; (b) the director’s commission of any material act of dishonesty (i.e. embezzlement) resulting or intended to result in material personal gain or enrichment of such director at the expense of the corporation or any of its subsidiaries and which act, if made the subject of criminal charges, would reasonably likely to be charged as a felony; or (c) the director being adjudged legally incompetent by a court of competent jurisdiction.

Section 9. Vacancies: Shareholders shall not have any right to fill vacancies of Board Seats. The right to fill vacancies of Board Seats shall be the exclusive power and authority of the Board of Directors. In the interim between meetings of shareholders calling for the election of directors, vacancies in the board, however so arising, shall be filed exclusively by the vote of the remaining directors then in office, and the Board appointees shall serve for the remainder of the removed directors’ full terms.

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Section 10. Qualification and Other Requirements of Directors: Each Director Nominee shall be subject to the following requirements: (a) completion of the Corporation’s questionnaire with respect to the background and qualifications of each nominee; (b) execution of an agreement with the Corporation confirming, among other things as determined by the Corporation, that the nominee is not a party to any agreement or understanding that will interfere with his or her fiduciary duties to the corporation is elected as a director, confirming the absence of any agreement, understanding or commitment with respect to which how such nominee would, if elected, act or vote on any issue or question which voting commitment could limit or interfere with such persons’ ability to comply with such person’s fiduciary duties under applicable law; and (c) the nominee shall, if elected, be in compliance with and will comply with all applicable disclosed corporate governance, conflicts of interest, confidentiality, stock ownership and trading policies, insider trading policies, and guidelines of the corporation.

ARTICLE V – OFFICERS

Section 1. The executive officers of the corporation shall be chosen by the Board of Directors. They shall be President, Secretary, Treasurer, one or more Vice Presidents and such other officers as the Board of Directors shall deem necessary. The Board of Directors may also choose a Chairman from among its own members. Any number of offices may be held by the same person.

Section 2. Salaries: Salaries of all officers and agents of the corporation shall be determined and fixed by the Board of Directors.

Section 3. Term of Office: The officers of the corporation shall serve at the pleasure of the Board of Directors and shall hold office until their successors are chosen and have qualified. Any officer or agent elected or appointed by the Board may be removed by the Board of Directors whenever, in its judgment, the best interest of the corporation will be served thereby.

Section 4. President: The president shall be chief executive officer of the corporation; he shall preside at all meetings of the stockholders and directors; he shall have general and active management of the business of the corporation. He shall be EXOFFICIO a member of all committees and shall have the general power and duties of supervision and management, as defined by the Board of Directors.

Section 5. Secretary: The Secretary shall attend all sessions of the board and all meetings of the stockholders and act as clerk thereof, and record all votes of the corporation and the minutes of all its transactions in a book to be kept for that purpose, and shall perform like duties for all the committees of the Board of Directors when required. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and such other duties as may be prescribed by the Board of Directors or President, under whose supervision shall be. He shall keep in safe custody the corporate seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it.

Section 6. Treasurer: The treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall keep the moneys of the corporation in a separate account to the credit of the corporation. He shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation.

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ARTICLE VI – VACANCIES

Section 1. Any vacancy occurring in any office of the corporation by death, resignation, removal, or otherwise, shall be filed by the Board of Directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or cause, the corporation should have no directors in office, then any officer or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of these by- laws.

Section 2. Resignations Effected at Future Date: When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

ARTICLE VII - CORPORATE RECORDS

Section 1. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours of business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its minute of Stockholder meetings for the past two years. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office or at its principal place of business.

ARTICLE VIII - STOCK CERTIFICATES, DIVIDENDS, ETC.

Section l. The stock certificates of the corporation shall be numbered and registered in the Stock Transfer Ledger and transfer books of the corporation as they are issued. They shall bear the corporate seal and shall be signed by the President and the Secretary.

Section 2. Transfers: Transfers of the shares shall be made on the books of the corporation upon surrender of the certificates therefore, endorsed by the person named in the certificate or by attorney, lawfully constituted in writing. No transfer shall be made which is inconsistent with applicable law.

Section 3. Lost Certificate: The corporation may issue a new stock certificate in place of any certificate theretofore signed by it, alleged to have been lost, stolen, or destroyed.

Section 4. Record Date: In order that the corporation may determine stockholders entitled to notice of or to vote at any meeting of stockholders on any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days prior to any other action.

If no record date is fixed:

(a)The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if the notice is waived, at the close of the business on the day next preceding the day on which the meeting is held.

(b)The record date for which determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed.

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(c)The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(d) A detem1ination of stockholders of record entitled to notice of or vote at a meeting of stockholders shall apply to any adjournment of the meeting: provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5. Dividends: The Board of Directors may declare and pay dividends upon the outstanding shares of the corporation from time to time and to such extent as they deem advisable, in the manner and upon the terms and conditions provided by statute and the Certificate of Incorporation.

Section 6. Reserves: Before payment of any dividend there may be set aside out of the net profits of the corporation such sum or sums as the directors, from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining the property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve in the manner in which it was created.

ARTICLE IX - MISCELLANEOUS PROVISIONS

Section 1. Checks: All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 2. Fiscal Year: The fiscal year shall begin on the first day of January of every year, unless this section is amended according to Nevada Law.

Section 3. Notice: Whenever written notice is required to be given to any person, it may be given to such a person, either personally or by sending a copy thereof through the mail, or by telecopy (FAX), or by telegram, charges prepaid, to his address appearing on the books of the corporation of the corporation, or supplied by him to the corporation to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office for transmission to such person. Such notice shall specify the place, day and hour of meeting and, in the case of a special meeting of stockholders, the general nature of business to be transacted.

Section 4. Waiver of Notice: Whenever any written notice is required by statue, or by Certificate or the by-laws of this corporation a waiver thereof in writing, signed by the person or persons entitled to such a notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Except in the case of a special meeting of stockholders, neither the business to be transacted nor the purpose of the meeting need be specified in the waiver of notice of such meeting. Attendance of a person either in person or by proxy at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was unlawfully convened.

Section 5. Disallowed Compensation: Any payments made to an officer or employee of the corporation such as a salary, commission, bonus, interest, rent, travel or entertainment expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer or employee to the corporation to the full extent of such disallowance. It shall be the duty of the directors, as a Board, to enforce payment of each amount disallowed in lieu of payment by the officer or employee, subject to the determination of the directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the corporation has been recovered.

Section 6. Resignations: Any director or other officer may resign at any time, such resignation to be in writing, and to take effect from the time of its receipt by the corporation, unless some time to be fixed in the resignation and then from that date. The acceptance of a resignation shall not be required to make it effective.

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ARTICLE X - LIABILITY

Section 1. Stockholder liability is limited to the stock held in the corporation.

Section 2. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Nevada Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XI - AMENDMENTS

Section 1. These bylaws may be amended or repealed by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast thereon, at any regular or special meeting of the stockholders, duly convened after notice to the stockholders of that purpose.

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